Exhibit 99.1
ADVENTRX Announces Positive CoFactor Phase II Clinical Trial Results at ASCO
Conference
SAN DIEGO — June 5, 2006 — ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced that it presented preliminary data for median overall survival and an update for objective response, time to tumor progression and safety from its Phase II multi-center CoFactor® clinical trial at the 42nd American Society of Clinical Oncology (ASCO) Annual Meeting.
The abstract “5,10-methylenetetrahydrofolic acid with 5-fluorouracil as first line treatment in metastatic colorectal cancer: phase II study results” was presented by Tony Reid, M.D., Ph.D., Associate Professor, Director Gastrointestinal Malignancy Program, Department of Hematology/Oncology at the University of California San Diego (UCSD) and principal investigator for the Phase II CoFactor trial.
Preliminary median overall survival presented:
•	Preliminary median overall survival was reported as 459 days or approximately 15.1 months as estimated by Kaplan-Meier projections. Overall survival is defined as the time from the start of patient dosing until death. Median survival is the point at which 50% of patients in the study are still alive. Out of the 50 patients enrolled in this Phase II study, 28 are confirmed deceased.
•	By historical comparison, median overall survival was determined to be 11.7 months for first line treatment of metastatic colorectal cancer using 5-fluorouracil (5-FU) plus leucovorin from the most recent meta-analysis of 19 previously published studies. (J Clin Oncol, 22:3766-3775, 2004. Erratum, J Clin Oncol, 23:1337-1338, 2005)
Update for primary endpoint of objective tumor response:
•	The primary endpoint for the study, objective response, exceeded the 25% target originally established for the trial. Blinded third-party radiology reviewers determined that 35% of patients achieved an objective response with CoFactor plus 5-FU, based on 46 patients evaluable for response. Objective response is defined as those patients having complete or partial tumor responses, by World Health Organization (WHO) criteria.
•	By historical comparison, tumor response rate was determined to be 21% for first line treatment of metastatic colorectal cancer using 5-FU plus leucovorin from the most recent meta-analysis of 19 previously published studies. (J Clin Oncol, 22:3766-3775, 2004. Erratum, J Clin Oncol, 23:1337-1338, 2005)
Update for secondary endpoints of time to tumor progression and safety:
•	Median time to tumor progression (TTP), previously reported by the Company as 163 days, has been amended to 162 days, or approximately 5.3 months. TTP is defined as the time from the start of patient dosing until objective tumor progression.
•	There was no grade 3 or 4 drug-related hematological toxicity recorded for patients during the trial and there was no grade 3 or 4 gastrointestinal toxicity related to the CoFactor/5-FU treatment regimen, demonstrating that the treatment was well tolerated. A single case of grade 4 neutropenia was reported during the 30 day follow-up period after the last dose of CoFactor plus

5-FU study therapy and after the patient started treatment with FOLFOX plus Avastin®. The overall incidence of grade 3 or 4 adverse events was 22%, including hip fracture, deep vein thrombosis, metastatic colon cancer, respiratory failure and pulmonary embolism, not related to study drug. Toxicity grades were determined in accordance with the National Cancer Institute’s Common Terminology Criteria for Adverse Events grading system.
“We remain encouraged by the efficacy and safety data from the CoFactor Phase II trial, which surpass most historical 5-FU plus leucovorin efficacy and safety results from multi-institutional studies,” said Evan M. Levine, president and CEO for ADVENTRX. “While the survival data are considered preliminary until the final study report is issued, we strongly believe these data duly support further clinical investigation of CoFactor as a 5-FU biomodulator with and without additional anticancer agents.”
About the Phase II CoFactor trial
The Phase II clinical trial is a multi-center, open label, single arm study to assess the safety and efficacy of CoFactor plus 5-FU administered as a weekly bolus in first line treatment of metastatic colorectal cancer. Patients enrolled in the trial had performance status ECOG 0-2 and measurable metastatic colorectal cancer, with or without prior adjuvant chemotherapy including 5-FU/leucovorin but no prior chemotherapy for metastatic disease. The trial is being conducted in the U.S. and Europe under a U.S. investigational new drug application.
About CoFactor
CoFactor (ANX-510) is a folate-based biomodulator drug being developed to replace leucovorin to enhance the activity and reduce associated toxicity of the widely used cancer chemotherapy 5-fluorouracil (5-FU). In comparison to leucovorin, CoFactor creates more stable binding of the active form of 5-FU to the target enzyme, thymidylate synthase (TS). CoFactor bypasses the chemical pathway required by leucovorin to deliver the active form of folate, allowing 5-FU to work more effectively. A Phase IIb randomized controlled clinical trial is ongoing to evaluate CoFactor with 5-FU as a first line treatment of metastatic colorectal cancer. The Company has received clearance under a special protocol assessment from the US Food and Drug Administration (FDA) to begin a CoFactor Phase III pivotal clinical trial for metastatic colorectal cancer, which is currently planned to begin patient dosing in Q2 2006.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing treatments for cancer and infectious disease that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement.

ADVENTRX undertakes no obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances which occur after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866
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